                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                MASCOTECH, INC.
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                MASCOTECH, INC.

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            Date:     May 18, 1999
                             Time:    2:00 p.m.
                             Place:   MascoTech, Inc.
                                      21001 Van Born Road
                                      Taylor, Michigan 48180

The purposes of the Annual Meeting are:

     1. To elect three Class II Directors;

     2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for the year 1999; and

     3. To transact such other business, including a stockholder proposal, as may properly come before the meeting.

     Stockholders of record at the close of business on March 26, 1999 are entitled to vote at the Meeting or any adjournment thereof.

     Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to attend the Meeting, you can be sure your shares are represented at the Meeting by promptly voting and submitting your proxy by telephone, by Internet, or by completing, signing, dating and returning your proxy card in the enclosed postage prepaid envelope. Prior to being voted, the Proxy may be withdrawn in the manner specified in the Proxy Statement.

                                              By Order of the Board of Directors

                                                      /s/ EUGENE A. GARGARO, JR.

                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary
April 20, 1999

                                PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS OF
                                MASCOTECH, INC.

                                  May 18, 1999

                              GENERAL INFORMATION

     The solicitation of the enclosed Proxy is made by the Board of Directors of MascoTech, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 18, 1999 at 2:00 P.M., and at any adjournment. This Proxy Statement and the enclosed Proxy are being mailed or given to stockholders on or about April 20, 1999.

     The expense of this solicitation will be borne by the Company. Solicitation will be by mail, and executive officers and other employees of the Company may solicit Proxies, without extra compensation, personally and by telephone and other means of communication. In addition, the Company has retained Morrow & Company, Inc. to assist in the solicitation of Proxies for a fee of $6,000, plus expenses. The Company will also reimburse brokers and other persons holding Company Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

     Stockholders of record at the close of business on March 26, 1999 will be entitled to vote at the Meeting. On that date, there were 44,493,766 shares of Company Common Stock, $1 par value, outstanding and entitled to vote. Each share of outstanding Company Common Stock entitles the holder to one vote. The Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented in person or by proxy. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by a specified date, the nominees may vote those shares only on matters deemed routine by the New York Stock Exchange, such as the election of Directors and ratification of the selection of independent auditors. On non-routine matters, such as the stockholder's proposal, nominees cannot cast a vote on that matter (a so-called "broker non-vote"). Because the ratification of the selection of PricewaterhouseCoopers LLP and the stockholder's proposal must be approved by a majority of the votes cast, broker non-votes and abstentions have no effect on the outcome of these matters.

     Assuming a quorum is present, Directors are elected by a plurality of the votes cast. The three nominees for Class II Directors who receive the largest number of votes cast will be elected as Class II Directors; therefore, shares not voted (whether due to abstention or broker non-vote) do not affect the election of Directors. The Company has been advised that Masco Corporation and Directors and officers of the Company hold in the aggregate approximately 33 percent of the voting power of the Company and intend to vote their shares in favor of the nominees, for the ratification of the selection of PricewaterhouseCoopers LLP, against the stockholder proposal and in accordance with the recommendations of the Company's Board of Directors on any other matters.

     Stockholders can ensure that their shares are voted at the Meeting by submitting proxy instructions by telephone, by Internet, or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting instructions by any of these methods will not affect the right to attend the Meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Meeting, by delivering a subsequent proxy, or by notifying the Company in writing (Attention: Eugene A. Gargaro, Jr., Secretary at its executive offices at 21001 Van Born Road, Taylor, Michigan 48180) of such revocation.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. The term of office of the Class II Directors expires at this meeting and the Board of Directors proposes the re-election of Peter A. Dow, Roger T. Fridholm and Frank M. Hennessey for election to the Board as Class II Directors.

     The Class I, Class II and Class III Directors will serve for terms expiring at the Annual Meeting of Stockholders in 2001, 2002 and 2000, respectively, or until their respective successors are elected and qualified. The Board of Directors expects that the persons named as proxies in the Proxy will vote the shares represented by each Proxy for the election as Directors of the above nominees unless a contrary direction is indicated. If prior to the Meeting any nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors.

     Information concerning the nominees and continuing Directors is set forth below.

     NAME, PRINCIPAL OCCUPATION                       AGE, BUSINESS EXPERIENCE,
 AND PERIOD OF SERVICE AS A DIRECTOR             DIRECTORSHIPS AND OTHER INFORMATION
 -----------------------------------             -----------------------------------
                   CLASS I (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2001)
Richard A. Manoogian.................    Mr. Manoogian, 62, has served as Chairman and
  Chairman of the Board of the           Director of the Company since its formation in 1984
  Company and Chairman of the Board      and as Chief Executive Officer until January 1998.
  and Chief Executive Officer of         He joined Masco Corporation in 1958, was elected
  Masco Corporation.                     Vice President and a Director in 1964, President in
  Director since 1984.                   1968 and Chairman and Chief Executive Officer in
                                         1985. He served as Chairman of the Board of TriMas
                                         Corporation from 1989 until it was acquired by the
                                         Company in January 1998. He is also a director of
                                         Bank One Corporation, MSX International, Inc., an
                                         affiliate of the Company, Detroit Renaissance and
                                         The American Business Conference, president of the
                                         Board of Directors of the Detroit Institute of Arts
                                         and a trustee of the Archives of American Art
                                         (Smithsonian Institute), Center for Creative
                                         Studies, The Fine Arts Committee of the State
                                         Department, Trustees Council of the National
                                         Gallery of Art, Armenian General Benevolent Union
                                         and Detroit Investment Fund.
Helmut F. Stern......................    Mr. Stern, 79, has served as President of Arcanum
  President of Arcanum Corporation,      Corporation since 1970. He is the former President
  a private research and development     of Industrial Tectonics, Inc., manufacturer of
  company.                               precision balls and ball and roller bearings, from
  Director since 1998.                   1946 to 1983, and of its parent company, ITI
                                         Holding Corp. from 1949 to 1983. Mr. Stern served
                                         as a director of TriMas Corporation from 1989 until
                                         it was acquired by the Company in January 1998.

     NAME, PRINCIPAL OCCUPATION                       AGE, BUSINESS EXPERIENCE,
 AND PERIOD OF SERVICE AS A DIRECTOR             DIRECTORSHIPS AND OTHER INFORMATION
 -----------------------------------             -----------------------------------
            CLASS II (NOMINEES FOR TERM TO EXPIRE AT THE ANNUAL MEETING IN 2002)
Frank M. Hennessey...................    Mr. Hennessey, 60, became Vice Chairman and Chief
  Vice Chairman and Chief Executive      Executive Officer of the Company in January 1998.
  Officer of the Company.                Prior to joining the Company, he served as Masco
  Director since 1998.                   Corporation's Executive Vice President from
                                         September 1995 and as its Vice President of
                                         Strategic Planning from 1990 to 1995. He also
                                         served as Emco Limited's President and Chief
                                         Executive Officer from 1990 until 1995, as its
                                         Chief Executive Officer from 1995 until 1997 and
                                         has been its Chairman since 1995. In 1981 he became
                                         President of the Handleman Company and assumed the
                                         additional responsibilities of Chief Executive
                                         Officer in 1988. Previously, he was the Group
                                         Managing Partner of PricewaterhouseCoopers' Detroit
                                         Group Office from 1977 to 1981. He is a director of
                                         MCN Energy Group Inc. and Emco Limited. He is also
                                         a director of New Detroit, Inc., and the Detroit
                                         Regional Chamber, a director at large of the
                                         National Council of Northeastern University,
                                         director and treasurer of the United Way Community
                                         Services, trustee of the Citizen's Research Council
                                         of Michigan, trustee of the Hudson-Webber
                                         Foundation and director and past Chairman of the
                                         Japan America Society of Greater Detroit and
                                         Windsor.
Peter A. Dow.........................    Mr. Dow, 65, initially joined Campbell-Ewald
  Private investor; Retired Vice         Company in 1958 and returned in 1979 to serve as
  Chairman, Chief Operating Officer      Executive Vice President and Director of General
  and Chairman of the Executive          Accounts. Beginning in 1982, he became President,
  Committee of Campbell-Ewald, an        Chief Operating Officer and Chairman of the
  advertising and marketing              Executive Committee, and then served as Vice
  communications company.                Chairman from 1993 until his retirement in 1995. He
  Director since 1992.                   was named Director of Advertising for the Chrysler-
                                         Plymouth Division of Chrysler Corporation in 1968.
                                         Subsequently, he became responsible for the
                                         advertising and merchandising for Chrysler
                                         Corporation and all of its divisions. In 1978 he
                                         was named Director of Marketing for Chrysler
                                         Corporation. Mr. Dow is currently a director of The
                                         Stroh Brewery Company, The Stroh Companies, Inc.
                                         and Comtrad Industries, Inc. He is also Trustee
                                         Emeritus of The Lawrenceville School, a trustee of
                                         the Alice Kales Hartwick Foundation and a member of
                                         the Board of Directors of the Detroit Institute of
                                         Arts.

     NAME, PRINCIPAL OCCUPATION                       AGE, BUSINESS EXPERIENCE,
 AND PERIOD OF SERVICE AS A DIRECTOR             DIRECTORSHIPS AND OTHER INFORMATION
 -----------------------------------             -----------------------------------
Roger T. Fridholm....................    Mr. Fridholm, 58, has been President -- Business,
  President -- Business, Technology      Technology and Staffing Services Group of MSX
  and Staffing Services Group of MSX     International, Inc., an engineering and business
  International, Inc., an engineering    services company and an affiliate of the Company,
  and business services company.         since May 1998. He has been President of St. Clair
  Director since 1996.                   Group, Inc. since 1991. He also has served as
                                         Chairman of Ad Hoc Legal Resources LLC since 1995,
                                         as President of IPG Services Corporation since 1996
                                         and President of Ad Hoc, Inc. since 1997, all of
                                         which are staffing service companies. He is the
                                         past President and Chief Executive Officer of Of
                                         Counsel Enterprises, Inc. and past Senior Vice
                                         President of Corporate Development of Kelly
                                         Services, Inc. He served as President and Chief
                                         Operating Officer of The Stroh Brewery Company from
                                         1979 to 1991. He is currently a director of The
                                         Stroh Brewery Company, The Stroh Companies, Inc.,
                                         MCN Energy Group Inc. and Comerica Bank.
                  CLASS III (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2000)
William K. Howenstein................    Mr. Howenstein, 65, held various positions at
  Retired President of TMX Division      Copper and Brass Sales, Inc., including Chairman
  of Thyssen, Inc., N.A., a materials    and Chief Executive Officer, from 1965 until its
  management and logistic service        acquisition in 1997 by Thyssen, Inc., N.A. He
  company.                               served as President of TMX Division of Thyssen,
  Director since 1997.                   Inc., N.A., until his retirement in 1998, and
                                         remains a consultant. He is a director of Thyssen,
                                         Inc., N.A., The Stroh Brewery Company and The Stroh
                                         Companies, Inc. He serves as director of the
                                         Detroit Regional Chamber, The Economic Club of
                                         Detroit, advisory board member of the Boys & Girls
                                         Club of Metro Detroit and director of United Way
                                         Community Services for Southeastern Michigan.
John A. Morgan.......................    Mr. Morgan, 68, has been Managing Director of
  Managing Director, Morgan Lewis        Morgan Lewis Githens & Ahn, Inc. since founding
  Githens & Ahn, Inc., investment        that firm in 1982. From 1977 to 1982, he was Vice
  bankers.                               Chairman of Smith Barney, Harris Upham & Co., Inc.,
  Director since 1984.                   in charge of the firm's merger and acquisition
                                         activities, a member of the executive committee and
                                         a director of Smith Barney International Inc. Prior
                                         to becoming Vice Chairman of Smith Barney, Mr.
                                         Morgan had been Senior Vice President in charge of
                                         the Corporate Finance Department. He was a director
                                         of TriMas Corporation from 1989 until it was
                                         acquired by the Company in January 1998. He is
                                         currently a director of Furnishings International
                                         Inc. and Masco Corporation. He also serves as a
                                         trustee of the Provident Loan Society of New York.

     Further information concerning Masco Corporation is set forth in "Certain Relationships and Related Transactions."

     The Board of Directors held four meetings during 1998. The Audit Committee of the Board of Directors, consisting of Messrs. Dow, Howenstein and Stern, held two meetings during 1998. It reviews and acts on or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of audit procedures, the Company's internal audit program and results, the nature of services to be performed by the independent auditors and the Company's accounting practices. The Compensation Committee of the Board of Directors held four meetings during 1998. The Committee currently consists of Messrs. Dow, Howenstein, Morgan and Stern. This Committee establishes and monitors executive compensation and administers and determines awards and options granted under the Company's restricted stock incentive and stock option plans. The Nominating Committee of the Board of Directors, consisting of Messrs. Dow, Fridholm, Howenstein and Morgan, was established to identify and consider candidates to serve as Directors of the Company. During 1998, the Committee members conferred on various occasions regarding possible candidates. The Nominating Committee will consider candidates for nominees for election as Directors of the Company submitted by stockholders. Any stockholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information the stockholder wishes the Committee to consider, to the Secretary of the Company at the address appearing on the first page of this Proxy Statement.

COMPENSATION OF DIRECTORS

     In 1997, the Company implemented a compensation program to more closely align the compensation of Directors with long-term interests of stockholders. As Company employees, Mr. Manoogian and Mr. Hennessey are not eligible for compensation as Directors. Under the 1997 Non-Employee Directors Stock Plan (the "Directors Stock Plan") which was previously approved by stockholders, one half of the cash compensation formerly paid to Directors has been replaced with an annual vesting of shares of restricted stock. Under the Directors Stock Plan, each Director received an award of Company Common Stock in 1997 to vest over a five-year period in 20 percent annual installments. The value of the stock awards was based on the market price of Company Common Stock on the date of grant and equaled five years of the replaced cash compensation. All Directors, except Messrs. Howenstein and Stern, received awards of 5,790 shares in 1997. Mr. Howenstein was awarded 5,100 shares following his election at the 1997 Annual Meeting, and Mr. Stern was awarded 4,220 shares following his election at the 1998 Annual Meeting, reflecting proration for their partial first years of service. For 1998, Directors received a cash fee of $22,000 and $1,000 for each Board of Directors meeting attended (and committee meeting attended, if not held on a date on which the entire Board met). The Directors Stock Plan also provides for the grant to each non-employee Director on the date of each annual meeting of a non-qualified option to purchase 5,000 shares of Company Common Stock at the then current market price. These options become exercisable in 20 percent installments on the first five anniversaries of the grant date. Each option has a ten-year term from the date of grant, except that options may be exercised for only a limited period of time following termination of service as a non-employee Director.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     Set forth below is information concerning beneficial ownership of Company Common Stock as of March 15, 1999 by (i) all persons known by the Company to be the beneficial owners of five percent or more of Company Common Stock, (ii) each of the nominees and Directors, (iii) each of the named executive officers, and
(iv) all Directors and executive officers of the Company as a group (excluding Mr. Campbell, who resigned in September, 1998). Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

                                                        SHARES OF COMPANY     PERCENTAGE OF COMPANY
                                                           COMMON STOCK           COMMON STOCK
                        NAME                            BENEFICIALLY OWNED     BENEFICIALLY OWNED
                        ----                            ------------------    ---------------------
Masco Corporation
  21001 Van Born Road
  Taylor, Michigan 48180............................        7,824,690                 17.5%
Peter A. Dow(1).....................................           49,140                    *
Roger T. Fridholm(1)(2).............................           15,840                    *
Frank M. Hennessey(3)(4)............................          476,677                  1.1%
William K. Howenstein(1)............................           11,100                    *
Richard A. Manoogian(3)(5)..........................        6,286,229                 13.9%
John A. Morgan(1)...................................           30,790                    *
Helmut F. Stern(1)..................................           10,220                    *
William T. Anderson(3)..............................           69,940                    *
Lee M. Gardner(3)...................................          425,301                    *
David B. Liner(3)...................................           29,384                    *
Timothy Wadhams(2)(3)...............................          347,508                    *
Brian P. Campbell...................................           61,700                    *
All 13 Directors and executive officers of the
  Company as a group (excluding subsidiary,
  divisional and group
  executives)(1)(2)(3)(4)(5)(6).....................        7,915,756                 17.4%
Cramer Rosenthal McGlynn, LLC
  707 Westchester Avenue
  White Plains, New York 10604(7)...................        3,619,077                  8.1%

-------------------------
  * Less than one percent.

(1) Includes unvested restricted stock award shares held under the Company's 1997 Non-Employee Directors Stock Plan (3,474 shares for each of Messrs. Dow, Fridholm and Morgan; 3,225 shares for Mr. Howenstein; 3,552 shares for Mr. Stern and 17,199 shares for all Directors and executive officers of the Company as a group) and shares which may be acquired before May 15, 1999 upon exercise of stock options under such Plan (1,000 for Messrs. Dow, Fridholm, Howenstein and Morgan; and 4,000 for all Directors and executive officers of the Company as a group). Holders have sole voting but no investment power over unvested restricted shares and have neither voting nor investment power over unexercised options.

(2) Includes 250 shares owned by a relative of Mr. Fridholm and 1,500 shares owned by a relative of Mr. Wadhams (1,750 for all Directors and executive officers of the Company as a group), as to which beneficial ownership is disclaimed.

(3) Includes unvested restricted stock award shares held under the Company's restricted stock incentive plans (46,380 shares for Mr. Anderson, 121,700 shares for Mr. Gardner, 249,600 shares for Mr. Hennessey, 21,300 shares for Mr. Liner, 213,990 shares for Mr. Manoogian, 102,220 shares for Mr. Wadhams and 810,737 shares for all Directors and executive officers as a group) and shares which may be acquired before May 15, 1999 upon exercise of stock options (8,000 shares for Mr. Anderson, 258,061 shares for Mr. Gardner, 108,000 shares for Mr. Manoogian, 131,769 shares for Mr. Wadhams and 509,830 shares for all Directors and executive officers as a group). Holders have sole voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(4) Includes 9,677 which could be acquired upon conversion of convertible securities owned by Mr. Hennessey.

(5) Includes 1,640,960 shares owned by charitable foundations for which Mr. Manoogian serves as director, and 334,193 shares which could be acquired upon conversion of convertible securities owned by such charitable foundations. The directors of the foundations share voting and investment power with respect to the securities owned by the foundation, but Mr. Manoogian disclaims beneficial ownership of such securities.

(6) Includes 2,000 shares held by a charitable foundation for which one executive officer serves as a director, 27,000 shares held by trusts for which such executive officer serves as a trustee and 4,354 shares which can be acquired upon conversion of convertible debt securities owned by such trusts. The directors of foundation and trustees share voting and investment power with respect to the securities owned by the such entities, but such executive officer disclaims beneficial ownership of such securities.

(7) Based on a Schedule 13G dated March 11, 1999 and filed with the Securities and Exchange Commission, at December 31, 1998 Cramer Rosenthal McGlynn, LLC beneficially owned 3,619,077 shares of Company Common Stock and shares voting and investment power over these shares.

     Masco Corporation and Mr. Manoogian may each be deemed a controlling person of the Company by reason of their respective significant ownership of Company Common Stock and, in the case of Mr. Manoogian, his positions as a Director and Chairman of the Board of the Company and the other matters described under "Certain Relationships and Related Transactions."

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

     1998 was a year of significant progress for MascoTech. As part of a strategic planning process implemented in 1998, the Company established financial goals that the Board of Directors and senior management believe will create superior long-term value for stockholders. To promote management's commitment to these goals, the Compensation Committee developed new compensation programs designed to closely link executive compensation to the achievement of significant increases in the price of Company Common Stock. The Committee believes that these new programs maintain the Company's ability to attract, retain and motivate the highest quality executive management team, while ensuring that executives remain firmly focused on enhancing stockholder value. The key components of these programs are described below.

NEW COMPENSATION PROGRAMS TO ENHANCE STOCKHOLDER VALUE

     The annual salary and bonus of the Company's Chairman, Richard A. Manoogian, of $573,000, was reduced at his request, effective January 1, 1998, to $1 per year. Frank M. Hennessey, who became the Company's Vice Chairman and Chief Executive Officer in early 1998, also requested that he receive annual salary and bonus of $1 for 1998. The Compensation Committee replaced Mr. Manoogian's and Mr. Hennessey's salary and bonus with a ten year stock option for 245,000 and 350,000 shares of Company Common Stock, respectively. The options, which have an exercise price of $19 (the market price on the date of grant), generally vest in installments, with 20 percent vesting in February 2000, 10 percent vesting annually from February 2001 through February 2005 and 30 percent vesting in February 2006. In addition, Messrs. Manoogian and Hennessey received restricted stock awards for 50,000 and 75,000 shares of Company Common Stock, respectively, which generally vest in ten percent annual installments over a period of ten years from the date of grant. The Committee believes that replacing all of the cash compensation for Messrs. Manoogian and Hennessey with compensation that is tied to the value of Company Common Stock over an extended period of time firmly links the interests of the Company's leaders with those of stockholders.

     In order to give key employees a direct interest in the market value of Company Common Stock, in early 1998 the Committee granted specially designed stock options to approximately 100 senior management and operating executives, including Messrs. Manoogian and Hennessey. Holders of these options, which have an exercise price of $19, the grant date market price, have pledged not to exercise the options unless the share price reaches levels of $30 and $35 per share within a three year period. The options will vest in installments only if these prices are met for a specified period of time before certain dates. Even if the price targets are met, the options will then only vest over time, retroactive to February 2000 for 20 percent of the options and thereafter at an annual rate of 10 percent of the options through February 2005 and 30 percent in 2006. The attainment of a higher price target will also trigger the vesting of stock options which did not occur because a lower price target was not met. In order for the entire option to become exercisable in the installments noted above, the price of Company Common Stock must appreciate from the date of grant by 84 percent to $35 per share by February 2001.

     In order to further align the objectives of the Company's key employees with the long-term interests of its stockholders, special "career" restricted stock awards were also granted in 1998 to approximately 450 corporate and operating employees. The vesting of these awards is linked to the achievement of either the $30 or $35 target share prices or target earnings per share levels. Even if the targets are met, vesting generally occurs in installments over a ten year period. If such prices or growth is not achieved, the vesting will not commence until retirement. Messrs. Manoogian and Hennessey also participate in this program.

     For 1999, Messrs. Manoogian and Hennessey requested that their salaries remain at $1 to demonstrate their disappointment with the Company's recent stock price performance, and their continuing commitment to enhance stockholder value. The Compensation Committee, in accordance with its strategy of linking compensation to the long-term interests of stockholders, replaced their compensation with stock options for 60,000 (Mr. Manoogian) and 100,000 (Mr. Hennessey) shares of Company Common Stock, exercisable only if the price of Company Common Stock exceeds a record $35 per share within two years from the February 1999 date of grant, a 150 percent increase from the $14 price on the date of grant. In addition, Messrs. Manoogian and Hennessey received restricted stock awards for 72,000 and 120,000 shares of Company Common Stock, respectively, which generally vest in ten percent annual installments over a period of ten years from the date of grant.

     Although Company Common Stock has historically been a major part of compensation for key employees because of its inherent alignment with the interests of stockholders, the Compensation Committee believes that by replacing Messrs. Manoogian's and Hennessey's cash compensation with stock compensation, and by directly linking a significant amount of other key employees' compensation to the attainment of significant increases in the share price of Company Common Stock, the compensation programs discussed above more directly align officers' and other key employees' interests with those of stockholders. The Committee's strategy includes the continued use of Company Common Stock in the future. Because compensation strategy includes a variety of components, the terms and conditions of future options and awards may vary from those granted in 1998. The customary terms and conditions of restricted stock awards and stock options granted prior to 1998 are described below.

     The Board established stock ownership guidelines for officers in 1998 to formalize the Board's policy of encouraging stock ownership by officers and to require them to remain at risk by maintaining a substantial interest in Company Common Stock. The guidelines require that officers own stock with a value that is not less than a specified multiple of base pay (in the case of the Chief Executive Officer, at least five times regular base pay as determined by the Compensation Committee). Officers are required to achieve the share ownership (including restricted stock awards) necessary to meet the guidelines within three years of becoming subject to them.

GENERAL COMPENSATION INFORMATION

     Executive officers currently receive a combination of base salary, annual cash bonus and long-term (up to ten year) incentives utilizing Company Common Stock. In making its decisions, the Compensation Committee uses a variety of resources as it considers information concerning current compensation practices and trends within the Company's industries including published compensation surveys (for companies that are included in the Standard & Poor's Trucks & Parts Index). In addition, the Compensation Committee takes into account the compensation policies and practices of corporations in other industries which are similar to the Company in terms of revenues and market value, since the Committee believes that the Company competes with such companies for executive talent. Although the Committee reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.

     Annual cash compensation consists of salary and bonus. Base salaries are usually determined annually. A range of increases is established by management for corporate office employees generally that reflects inflation, promotions and merit. The Compensation Committee then establishes a similar range for the executive officers. The salary ranges reflect changes observed in general compensation levels of salaried employees, and in particular, within the geographic area of the Company's corporate office and within the Company's industries. The Company's performance for the particular year and the Company's prospects are more significant factors in determining the range for year-end bonuses than in determining the salary range. In connection with the payment of bonuses, corporate performance goals are considered by the Committee in light of general economic conditions, and include items such as comparisons of year-to-year operating results, including value creation in excess of the Company's cost of capital, market share performance and the achievement of budget objectives and forecasts. However, the Committee does not identify specific goals that must be satisfied in order for bonuses to be paid. There can be variations from the established ranges for a variety of subjective factors such as an individual's contribution to the performance of the Company and its affiliates in addition to the competitive considerations noted above. In general, the potential bonus opportunity for executive officers is up to fifty percent of base salary.

     Restricted stock awards and stock options granted under the 1991 Long Term Stock Incentive Plan (the "1991 Plan") are generally used as part of the Company's long-term incentive arrangements, which focus the recipient on long-term enhancement in stockholder value and help retain key employees. Factors reviewed by the Compensation Committee in determining whether to grant options and awards are generally the same factors considered in determining salaries and bonuses described above. In order to provide a strong incentive and reinforce the individual's commitment to the Company, there can be awards that are significant in size and potential value. The history of restricted stock awards and stock options previously granted to an executive is also a factor in determining new awards and grants. In general, the potential opportunity for annual restricted stock awards under the Company's restricted stock award program is up to thirty percent of base salary. In addition, supplemental restricted stock awards are granted periodically.

     The Company has historically purchased shares of Company Common Stock in the open market sufficient to provide for all restricted stock awards so that the expense related to these awards is more consistent and less variable, as well as to avoid any earnings per share dilution resulting from these awards. This expense is amortized over the vesting period of the awards. Because the Company's tax deduction is based on the fair market value at the time the restrictions lapse, the after-tax cost of this program can be favorable to the Company based on the future appreciation of Company Common Stock. The Company believes that the extended vesting of stock awards with the opportunity for substantial appreciation promotes retention, and also spreads compensation expense over a longer term, which generally has resulted in a significant reduction in the Company's after-tax cost of this stock related compensation.

     Restricted stock awards granted under the 1991 Plan generally vest in ten percent annual installments over a period of ten years from the date of grant, except for those awards described above with vesting tied to the achievement of share price targets. In general, vesting is contingent on continuing employment or a post-employment consulting relationship with the Company. The 1991 Plan provides, however, that all shares vest immediately upon death, permanent and total disability or the occurrence of certain events constituting a change in control of the Company. Each of the named executive officers received restricted stock awards in early 1998 in conjunction with awards made to other key employees based on the Company's financial performance during 1997.

     Original stock option grants made under the 1991 Plan generally vest in installments beginning in the third year and extending through the eighth year after grant and, unless otherwise provided, may be exercised until the earlier of ten years from the date of grant or, as to the number of shares then exercisable, the termination of the employment or consulting relationship of the participant. Stock option grants generally do not have a financial reporting expense associated with them since they are granted at fair market value, and in fact, raise additional equity for the Company. The difference between the exercise price and fair market value of Company Common Stock on the date of exercise is, however, generally deductible by the Company for federal income tax purposes and thereby provides tax savings to the Company. The Compensation Committee permits Company Common Stock to be used in payment of federal, state and local withholding tax obligations attributable to the exercise of stock options. The 1991 Plan also permits the Compensation Committee to accept the surrender of an exercisable stock option and to authorize payment by the Company of an amount equal to the difference between the option exercise price of the stock and its then fair market value.

     Recipients of stock options are eligible to receive restoration options. A restoration option is granted when a participant exercises a stock option and pays the exercise price by delivering shares of Company Common Stock. The restoration option is granted equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original stock option. The exercise price is 100 percent of the fair market value of Company Common Stock on the date the restoration option is granted so that the participant benefits only from subsequent increases in the Company's stock price. The Compensation Committee believes that restoration options help to align more closely the interests of executives with the long-term interests of stockholders and allow executives to maintain the level of their equity-based interest in the Company through a combination of direct stock ownership and stock options. The 1991 Plan also provides that, upon the occurrence of certain events constituting a change in control of the Company, all stock options previously granted immediately become fully exercisable, and all restricted stock awards immediately vest. Generally, if a participant incurs an excise tax under Section 4999 of the Internal Revenue Code of 1986 (the "Code") in connection with a payment or distribution following a change in control, the 1991 Plan provides that the participant will receive an additional payment to reimburse them for such excise tax.

     In addition to the stock-based plans noted above, most Company salaried employees participate in defined contribution profit sharing retirement plans, which further link compensation to Company performance. Discretionary contributions are made into these plans based on the Company's performance. Historically, aggregate annual contributions and accruals for the profit sharing plans in which executive officers participate have ranged from approximately four percent to seven percent of participants' base salaries. See footnote (3) to the "Summary Compensation Table."

     Beginning in 1994, Section 162(m) of the Code limits deductibility of compensation in excess of $1 million paid to the Company's chief executive officer and to each of the other four highest paid executive officers unless this compensation qualifies as "performance-based". In 1997 the Board approved, and the stockholders adopted, amendments to the 1991 Plan so that stock options granted under the 1991 Plan will continue to result in compensation fully deductible by the Company under Section 162(m). In addition, the Compensation Committee approved, and stockholders adopted, the 1997 Annual Incentive Compensation Plan to continue the Committee's practice of structuring determinations for cash bonuses to make them performance-based and therefore fully tax deductible. In order for stock options and cash bonuses to qualify as deductible under Section 162(m), Mr. Morgan does not participate in any Committee decisions relating to the granting of options and cash bonuses to the named executive officers. Historically, the compensation of the Company's named executive officers has not exceeded the $1,000,000 limit. The Compensation Committee continues to believe it is in the Company's interest to retain flexibility in its compensation program, and although compensation may in some circumstances exceed the limitation of Section 162(m), the Compensation Committee believes that any tax deduction lost on account of such excess compensation will be insignificant for the foreseeable future.

     Compensation decisions for 1998 for all executive officers, including the Chairman of the Board and Chief Executive Officer, are generally based on the criteria described above.

                                                  Peter A. Dow, Chairman
                                                  William K. Howenstein
                                                  John A. Morgan
                                                  Helmut F. Stern

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table summarizes the annual and long-term compensation of the Company's chief executive officer and the other four highest paid executive officers for 1998, 1997 and 1996. Because Mr. Manoogian served as the Company's chief executive officer prior to Mr. Hennessey becoming the Company's Vice Chairman and Chief Executive Officer in early 1998, both Mr. Manoogian and Mr. Hennessey are included in the table. The table also lists one former executive officer who would have been included had he still been an executive officer of the Company at fiscal 1998 year end. All of the individuals in the table are referred to collectively as the "named executive officers."

     Mr. Manoogian's salary and bonus of $573,000 was reduced at his request, effective January 1998, to $1 per year. Mr. Hennessey at his request also received salary and bonus of $1 for 1998. For further information, see "Executive Compensation Committee Report."

                                                                  LONG-TERM
                                                             COMPENSATION AWARDS
                                           ANNUAL          -----------------------
                                       COMPENSATION(1)     RESTRICTED   SECURITIES
                                     -------------------     STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS     AWARDS(2)     OPTIONS     COMPENSATION(3)
---------------------------   ----    ------     -----     ----------   ----------   ---------------
Richard A. Manoogian........  1998   $      1   $      0   $1,710,000    280,000        $ 80,000
  Chairman of the Board       1997    400,000    173,000      131,000          0          38,000
                              1996    400,000    188,000      653,000    140,000          44,000
Frank M. Hennessey..........  1998   $      1   $      0   $2,367,000    400,000        $      0
  Vice Chairman and
  Chief Executive Officer(4)
Lee M. Gardner..............  1998   $662,000   $260,000   $  344,000     49,000(5)     $106,000
  President and               1997    601,000    271,000      190,000     34,550          70,000
  Chief Operating Officer     1996    579,000    273,000    1,015,000    200,000          73,000
Timothy Wadhams.............  1998   $448,000   $177,000   $  951,000     30,000(5)     $ 67,000
  Executive Vice              1997    336,000    203,000      106,000     20,611          40,000
  President -- Finance and    1996    323,000    152,000      580,000    120,000          42,000
  Administration
William T. Anderson.........  1998   $246,000   $105,000   $  292,000     20,000        $ 38,000
  Vice President --
  Controller(4)
David B. Liner..............  1998   $197,000   $ 84,000   $  183,000     14,000        $ 20,000
  Vice President and
  General Counsel(4)
Brian P. Campbell...........  1998   $406,000   $208,000   $        0          0        $ 28,000
  Former President and
  Co-Chief Operating
  Officer(4)(6)

-------------------------
(1) Officers may receive certain perquisites and personal benefits, the dollar amounts of which are below current Securities and Exchange Commission thresholds for reporting requirements. For purposes of applying these thresholds, Mr. Manoogian has been treated as if his 1998 salary and bonus equaled his 1997 salary and bonus of approximately $573,000. Mr. Hennessey has been treated as if his last salary and bonus was also equal to $573,000.

(2) This column sets forth the dollar value, as of the date of grant, of restricted stock awarded under the Company's 1991 Long Term Stock Incentive Plan (the "1991 Plan"). In general, restricted stock awards shown in the table vest over a period of ten years from the date of grant with ten percent of each award vesting annually. Vesting is generally contingent on continuing employment or a consulting relationship with the Company. The following number of shares were awarded to the named executive officers in 1998: Mr. Manoogian -- 90,300 shares; Mr. Hennessey -- 125,000 shares; Mr. Gardner -- 18,170 shares; Mr. Wadhams -- 50,230 shares; Mr.
    Anderson -- 16,550 shares; Mr. Liner -- 10,240 shares; and Mr.
    Campbell -- none. A portion of these 1998 awards (Mr. Manoogian -- 35,000 shares; Mr. Hennessey -- 50,000 shares; Mr. Gardner -- 9,870 shares; Mr. Wadhams -- 5,530 shares; Mr. Anderson -- 3,550 shares; and Mr.
    Liner -- 2,840 shares) provide that vesting generally occurs over a three-year period after the recipients retire from the Company after reaching age 65; however, annual vesting of part or all of these shares begins earlier if Company Common Stock attains certain price targets ($30 and $35 per share) or if earnings per share targets are met, by specified dates. Even if these goals are reached, vesting still generally occurs in installments over a ten-year period. As of December 31, 1998, the aggregate number and market value of unvested restricted shares of Company Common Stock held by each of the named executive officers were: Mr.
    Manoogian -- 145,390 shares valued at $2,490,000; Mr. Hennessey -- 125,000 shares valued at $2,141,000; Mr. Gardner -- 118,200 shares valued at $2,024,000; Mr. Wadhams -- 103,070 shares valued at $1,765,000; Mr.
    Anderson -- 46,980 shares valued at $805,000; Mr. Liner -- 19,240 shares valued at $329,000; and Mr. Campbell -- none. Recipients of restricted stock awards have the right to receive dividends on unvested shares.

(3) This column includes (a) Company contributions and allocations under the Company's defined contribution retirement plans for 1998 for the accounts of each of the named executive officers other than Mr. Manoogian, who does not participate in these plans (for 1998: Mr. Hennessey -- 0; Mr.
    Gardner -- $46,000; Mr. Wadhams -- $31,000; Mr. Anderson -- $17,000; Mr.
    Liner -- $13,000 and Mr. Campbell -- $28,000), and (b) cash payments made pursuant to certain tandem rights associated with the annual vesting of certain restricted stock awards granted in 1989 (in 1998: Mr.
    Manoogian -- $80,000; Mr. Hennessey -- none; Mr. Gardner -- $60,000; Mr. Wadhams -- $36,000; Mr. Anderson -- $21,000; Mr. Liner -- $7,000 and Mr.
    Campbell -- none). For further information regarding these rights, see "Certain Relationships and Related Transactions."

(4) Messrs. Hennessey, Anderson, Liner and Campbell became executive officers in 1998. Consequently, the table does not set forth information for 1997 and 1996, but information for 1998 includes the entire year.

(5) No original stock options were granted in 1997. Options shown for 1997 consist solely of restoration options granted upon the exercise of previously held stock options. As described in more detail under "Executive Compensation Committee Report," a restoration option does not increase the number of shares covered by the original option or extend the term of the original option.

(6) Mr. Campbell resigned from the Company in September 1998.

OPTION GRANT TABLE

     The following table sets forth information concerning options granted to the named executive officers in 1998.

                                                INDIVIDUAL GRANTS
                              ------------------------------------------------------
                              NUMBER OF     % OF TOTAL      EXERCISE                      POTENTIAL REALIZABLE VALUE AT
                              SECURITIES     OPTIONS          PRICE                       ASSUMED ANNUAL RATE OF STOCK
                              UNDERLYING     GRANTED       (SUBJECT TO                 PRICE APPRECIATION FOR OPTION TERM
                               OPTIONS     TO EMPLOYEES      CERTAIN      EXPIRATION   -----------------------------------
            NAME               GRANTED       IN 1998      RESTRICTIONS)      DATE            5%                 10%
            ----              ----------   ------------   -------------   ----------         --                 ---
Richard A. Manoogian........   245,000        16.7%            $19         02/18/08        $2,928,000          $7,419,000
                                35,000         2.4%            $19         02/17/08    $0 or $418,000    $0 or $1,060,000
Frank M. Hennessey..........   350,000        23.8%            $19         02/18/08        $4,182,000         $10,598,000
                                50,000         3.4%            $19         02/17/08    $0 or $597,000    $0 or $1,514,000
Lee M. Gardner..............    49,000         3.3%            $19         02/17/08    $0 or $586,000    $0 or $1,484,000
Timothy Wadhams.............    30,000         2.0%            $19         02/17/08    $0 or $358,000      $0 or $908,000
William T. Anderson.........    20,000         1.4%            $19         02/17/08    $0 or $239,000      $0 or $606,000
David B. Liner..............    14,000         1.0%            $19         02/17/08    $0 or $167,000      $0 or $424,000
Brian P. Campbell...........         0

-------------------------

Securities and Exchange Commission regulations require information as to the potential realizable value of each of these options, assuming that the market price of Company Common Stock appreciates in value from the date of grant to the end of the option term at annual rates of five percent and ten percent. These options, which are discussed further under "Executive Compensation Committee Report," are not exercisable (due to pledges by the holders thereof) unless Company Common Stock attains certain price targets by certain dates. As shown in the table, these price targets would not be attained, and the potential realizable value would be $0, if Company Common Stock only appreciates in value from the date of grant at an annual rate of five percent, and further, the price targets would not be met, and the potential realizable value would be $0, even if Company Common Stock appreciates in value from the date of grant at an annual rate of ten percent. Assuming the price targets are attained by the target dates, the potential realizable value at the end of the option term at assumed annual rates of stock price appreciation of five percent and ten percent are as set forth above. These amounts are based on assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Company Common Stock holdings will depend on overall market conditions and the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in the table will be realized.

OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

     The following table sets forth information concerning each exercise of stock options during 1998 by each named executive officer and the value at December 31, 1998 of unexercised options held by such individuals under the Company's stock option plans. The value of unexercised options reflects the increase in market value of Company Common Stock from the date of grant through December 31, 1998 (the closing price of Company Common Stock on December 31, 1998 was $17.125 per share). The value actually realized upon future option exercises by the named executive officers will depend on the value of Company Common Stock at the time of exercise.

    AGGREGATED OPTION EXERCISES IN 1998, AND DECEMBER 31, 1998 OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS AT              IN-THE-MONEY OPTIONS AT
                             SHARES                         DECEMBER 31, 1998             DECEMBER 31, 1998
                            ACQUIRED        VALUE      ---------------------------   ---------------------------
          NAME             ON EXERCISE    REALIZED     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
          ----             -----------    --------     -------------   -----------   -------------   -----------
Richard A. Manoogian.....   1,080,000    $11,608,000      712,000          28,000     $3,814,000     $   74,000
Frank M. Hennessey.......           0                     400,000               0              0              0
Lee M. Gardner...........           0                     315,000         192,061      1,508,000      1,599,000
Timothy Wadhams..........           0                     171,000          86,769        820,000        821,000
William T. Anderson......           0                      52,000           8,000         84,000         21,000
David B. Liner...........           0                      14,000               0              0              0
Brian P. Campbell........           0                           0               0              0              0

PENSION PLANS

     The executive officers other than Mr. Manoogian participate in pension plans maintained by the Company for certain of its salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans.

                               PENSION PLAN TABLE

                                       YEARS OF SERVICE(1)
                  -------------------------------------------------------------
REMUNERATION(2)      5        10         15         20         25         30
---------------   -------   -------   --------   --------   --------   --------
   $100,000       $ 5,645   $11,290   $ 16,935   $ 22,580   $ 28,225   $ 33,870
    200,000        11,290    22,580     33,870     45,161     56,451     67,741
    300,000        16,935    33,870     50,806     67,741     84,676    101,611
    400,000        22,580    45,161     67,741     90,321    112,902    135,482
    500,000        28,225    56,451     84,676    112,902    141,127    169,352
    600,000        33,870    67,741    101,611    135,482    169,352    203,223
    700,000        39,516    79,031    118,547    158,062    197,578    237,093
    800,000        45,160    90,321    135,482    180,643    225,803    270,964

-------------------------
(1) The plans provide for credit for employment with any of the Company or Masco Corporation and their subsidiaries. Vesting occurs after five full years of employment. The benefit amounts set forth in the table above have been converted from the plans' calculated five-year certain and life benefit and are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under a Masco Corporation plan. The table does not depict Code limitations on tax-qualified plans because one of the plans is a non-qualified plan established by the Company to restore for certain salaried employees (including certain of the named executive officers) benefits that are otherwise limited by the Code. Approximate years of credited service for the named executive officers participating in the plan are: Mr. Hennessey -- 9; Mr. Gardner -- 12; Mr. Wadhams -- 23; Mr.
    Anderson -- 26; and Mr. Liner -- 19.

(2) For purposes of determining benefits payable, remuneration in general is equal to the average of the highest five consecutive January 1 annual base salary rates paid by the Company prior to retirement. The compensation covered by the plans includes amounts paid to Mr. Hennessey by Masco Corporation prior to his employment with the Company.

     Under the Company's Supplemental Executive Retirement and Disability Plan, certain officers and other key executives of the Company, or any company in which the Company or a subsidiary owns at least 20 percent of the voting stock, may receive retirement benefits in addition to those provided under the Company's other retirement plans and supplemental disability benefits. Each participant is designated by the Chairman of the Board (and approved by the Compensation Committee) to receive annually upon retirement on or after age 65, an amount which, when combined with benefits from the Company's other retirement plans, and for most participants any retirement benefits payable by reason of employment by prior employers, equals 60 percent of the average of the participant's highest three years' cash compensation received from the Company (limited to base salary and regular year-end cash bonus). Participants are limited to an annual payment under this plan, which when combined with benefits under the Company's non-qualified plan, may not exceed a maximum, currently approximately $405,000. A participant may also receive supplemental medical benefits. A participant who has been employed at least two years and becomes disabled prior to retirement will receive annually 60 percent of the participant's total annualized cash compensation in the year in which the participant becomes disabled, subject to certain limitations on the maximum payment and reduced by benefits payable pursuant to the Company's long-term disability insurance and similar plans. Upon a disabled participant's reaching age 65, such participant receives the annual cash benefits payable upon retirement, as determined above. A surviving spouse will receive reduced benefits upon the participant's death. Participants are required to agree that they will not engage in competitive activities for at least two years after termination of employment, and if employment terminates by reason of retirement or disability, during such longer period as benefits are received under this plan. Messrs. Gardner and Wadhams participate in this plan.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on Company Common Stock with the cumulative total return of the Standard & Poor's SmallCap 600 Index ("S&P 600 Index") and the Standard & Poor's Trucks & Parts Index ("S&P Trucks Index") for the period from January 1, 1994 through December 31, 1998, when the closing price of Company Common Stock was $17.125 per share (on April 15, 1999 the closing price was $17.00 per share). Pursuant to Securities and Exchange Commission regulations, the graph also includes the index used last year, the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index"). The Company believes the S&P 600 Index provides a more meaningful comparison to the Company's stock performance than the S&P 500 Index as the S&P 600 Index includes companies with market capitalization similar to the Company's, and the Company was recently included in the S&P 600 Index. The graph assumes investments of $100 on December 31, 1993 in Company Common Stock, the S&P 600 Index, the S&P Trucks Index and the S&P 500 Index, and the reinvestment of dividends.
                               Performance Graph

     The table below sets forth the value, as of December 31 of each of the years indicated, of a $100 investment made on December 31, 1993 in each of Company Common Stock, the S&P 600 Index, the S&P 500 Index and the S&P Trucks Index, and the reinvestment of dividends.

---------------------------------------------------------------------------------------------------------
                                        1993       1994       1995       1996       1997       1998
---------------------------------------------------------------------------------------------------------
 MascoTech                             $100.00    $ 47.21    $ 40.00    $ 60.89    $ 69.15    $ 65.42
---------------------------------------------------------------------------------------------------------
 S&P SmallCap 600 Index                 100.00      95.23     123.60     149.81     187.96     185.45
---------------------------------------------------------------------------------------------------------
 S&P 500 Index                          100.00     101.28     138.88     170.38     226.78     291.04
---------------------------------------------------------------------------------------------------------
 S&P Trucks & Parts Index               100.00      83.96      87.14     110.59     177.92     144.25
---------------------------------------------------------------------------------------------------------

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Messrs. Dow, Howenstein, Morgan and Stern. From time to time Morgan Lewis Githens & Ahn, Inc., of which Mr. Morgan is Managing Director, performs investment banking and other related services for the Company and Masco Corporation. No fees were paid by the Company or Masco Corporation to such firm for financial advisory services rendered in 1998. Mr. Fridholm serves as an executive officer of MSX International, Inc. ("MSXI"), an affiliate of the Company. Prior to his appointment in 1998 as an executive officer of MSXI, Mr. Fridholm served as member of the Compensation Committee of the Company. Messrs. Gardner and Manoogian, executive officers of the Company, serve as directors of MSXI.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company became a publicly owned company in July 1984 as part of a restructuring of Masco Corporation, a manufacturer of home improvement and building products.

     In January 1998, the Company expanded its business operations when it acquired the remaining 63 percent of the outstanding shares of TriMas Corporation that it did not previously own for approximately $920 million in cash through a tender offer. The Company paid $34.50 net per share and Masco Corporation tendered to the Company the 1,583,708 shares (approximately 4 percent) of TriMas it held. In connection with the transaction, Brian P. Campbell, who was the President, a director and a significant stockholder in TriMas, became a President and Co-Chief Operating Officer of the Company. Mr. Campbell entered into an employment agreement with the Company that would have expired March 8, 2001. This agreement provided for minimum annual compensation of $528,000, plus bonuses of at least $285,000 for each of 1997 and 1998, pro rata for the period of employment. Mr. Campbell's employment terminated in September 1998 when he resigned as a President and Co-Chief Operating Officer of the Company. As part of the acquisition of TriMas, employees of TriMas, including Mr. Campbell, who held stock options under TriMas' stock option plans received a cash payment equal to the difference between $34.50 and the option exercise price for each share subject to an outstanding option. The Company also substituted shares of Company Common Stock with a value equivalent to the TriMas common stock that was subject to restrictions under TriMas' restricted stock award program. After completion of this acquisition in January 1998, Mr. Hennessey resigned as Masco Corporation's Executive Vice President and became a Director and Vice Chairman and Chief Executive Officer of the Company. Mr. Hennessey has agreed to serve as a part-time employee of Masco Corporation (for no more than twenty percent of his time) in connection with matters with which he was involved as Executive Vice President of Masco Corporation for an annual salary of $100,000 plus a bonus opportunity of up to $50,000.

     The Company is a party to certain agreements with Masco Corporation as described below.

     CORPORATE SERVICES AGREEMENT. Under a Corporate Services Agreement, Masco Corporation provides the Company and its subsidiaries with office space for executive offices, use of Masco Corporation's data processing equipment and services, certain research and development services, corporate administrative staff and other support services in return for the Company's payment of an annual base service fee of .8 percent of its consolidated annual net sales, subject to adjustments. This agreement also provides for various license rights and confidential treatment of information which may arise from Masco Corporation's performance of research and development services on behalf of the Company. In connection with the Company's acquisition of TriMas, the parties terminated the Corporate Services Agreement between Masco Corporation and TriMas and amended the Corporate Services Agreement with the Company to include TriMas. Approximately $9 million has been charged to the Company (including TriMas) by Masco Corporation for 1998, subject to adjustment in accordance with the terms of the agreement, which renews automatically for one-year periods, unless terminated by either party upon at least 90 days' notice before any October 1 renewal date.

     CORPORATE OPPORTUNITIES AGREEMENT. The Company and Masco Corporation are parties to a Corporate Opportunities Agreement which addresses potential conflicts of interest with respect to future business opportunities. This agreement materially restricts the ability of either party to enter into acquisitions, joint ventures or similar transactions involving businesses in which the other party is engaged without the consent of the other party. It renews automatically from year to year, unless terminated by either party at least 90 days before any October 1 renewal date.

     STOCK REPURCHASE AGREEMENT. Under a Stock Repurchase Agreement, Masco Corporation has the right to sell to the Company, at a price based on fair market value, shares of Company Common Stock upon certain events that would result in Masco Corporation's ownership of Company Common Stock exceeding 49 percent of the Company's then outstanding shares. Such events include repurchases of Company Common Stock initiated by the Company or any of its subsidiaries and reacquisitions of Company Common Stock through forfeitures of shares previously awarded by the Company pursuant to employee stock incentive plans. In each case the Company has control over the amount of Company Common Stock it would ultimately acquire, including shares subject to repurchase under the Stock Repurchase Agreement. Masco Corporation's right expires 30 days from the date notice of an event is given by the Company. In view of Masco Corporation's current level of ownership of Company Common Stock, the Company does not anticipate that this right will ever be invoked.

     RIGHT OF FIRST REFUSAL. In connection with the Company's 1996 purchase from Masco Corporation of Company Common Stock and warrants, Masco Corporation granted the Company a right of first refusal, which expires September 30, 2000, to purchase the remaining shares of Company Common Stock held by Masco Corporation.

     ASSUMPTION AND INDEMNIFICATION AGREEMENT. Under an Assumption and Indemnification Agreement, the Company assumed, and agreed to indemnify Masco Corporation against, all of the liabilities and obligations of the businesses transferred to it in Masco Corporation's 1984 restructuring, including claims and litigation resulting from events or circumstances that occurred or existed prior to the transfer, but excluding specified liabilities.

     In addition, TriMas, which is now a wholly owned subsidiary of the Company, acquired several businesses from Masco Corporation in early 1990, and as part of the transaction, Masco Corporation agreed to indemnify TriMas against certain liabilities of the acquired businesses.

     SECURITIES PURCHASE AGREEMENT. Under a Securities Purchase Agreement, the Company and Masco Corporation agreed that Masco Corporation will purchase from the Company at the Company's option up to $200 million of subordinated debentures and, in connection therewith, the Company pays an annual commitment fee to Masco Corporation of $250,000. This commitment extends to March 31, 2002. As part of the 1996 transaction referred to above, the Company has also agreed to file registration statements under the federal securities laws to enable Masco Corporation from time to time to publicly dispose of securities of the Company held by Masco Corporation.

     In 1988 the Company and Masco Corporation jointly established Masco Capital Corporation to seek business and other investment opportunities of mutual interest that for various reasons were viewed as more appropriately undertaken on a joint basis rather than individually. In December 1991, the Company sold its 50 percent ownership interest in Masco Capital to Masco Corporation for approximately $49.5 million and may receive additional payments based upon any aggregate net increase in the value of Masco Capital's remaining investments.

     MascoTech GmbH, a German subsidiary of the Company, and Masco GmbH, a German subsidiary of Masco Corporation, have from time to time advanced excess funds held in such foreign country to one another to be used for working capital. The parties negotiated a fluctuating rate of interest for these loans. The largest amount outstanding payable to MascoTech GmbH during 1998 was approximately $435,200.

     Sales of products and services and other transactions occur from time to time between the Company and Masco Corporation. As a result of such transactions in 1998, the Company paid approximately $80,000 to Masco Corporation and received approximately $12.8 million from Masco Corporation. The Company also participates with Masco Corporation in a number of national purchasing programs which enable them to obtain favorable terms from certain of their service and product suppliers.

     In 1989 the Company made long-term restricted stock awards to a number of key Company employees, which included tandem rights to phantom TriMas shares having a value equal to the value of TriMas common stock. At the time of the grant, the aggregate value of the award of Company Common Stock to each participant was equal to the aggregate value of the alternative phantom TriMas shares that were awarded. On each vesting date the participant received the vesting shares of Company Common Stock and, if the value of the vesting phantom TriMas shares was greater, the participant also received the excess paid in cash. For the 1998 vesting and the final vesting in 1999, the Compensation Committee of the Board of Directors determined the per share value of TriMas to be $34.50, the price per share paid by the Company in connection with its acquisition of TriMas.

     Ownership of securities and various other relationships and incentive arrangements may result in conflicts of interest in the Company's dealings with Masco Corporation and others. The Corporate Opportunities Agreement with Masco Corporation and other aspects of the relationship between the companies may affect their ability to make acquisitions and develop new business under certain circumstances, although the Company does not believe that it has experienced any such effect to date. Three persons affiliated with Masco Corporation are currently members of the Company's Board of Directors. Mr. Manoogian, the Company's Chairman of the Board, is also the Chairman of the Board and Chief Executive Officer of Masco Corporation and a significant stockholder of both companies. Mr. Hennessey, a Director and Vice Chairman and Chief Executive Officer of the Company, was formerly Executive Vice President and is currently a part-time employee of Masco Corporation. Mr. Morgan, who is a Director of the Company, is also a Director of Masco Corporation. Because of these relationships, an independent committee of the Company's Board of Directors reviews its significant transactions with affiliated companies.

     The following table sets forth the number of shares of Masco Corporation common stock beneficially owned as of March 15, 1999 by nominees, Directors and named executive officers and by the Directors and executive officers of the Company as a group (excluding from the group Mr. Campbell, who resigned in September, 1998). Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

                                                                    SHARES OF
                                                                 COMMON STOCK OF
                                                                MASCO CORPORATION
                            NAME                              BENEFICIALLY OWNED(1)
                            ----                              ---------------------
Peter A. Dow................................................           10,000
Roger T. Fridholm...........................................                0
Frank M. Hennessey(2).......................................          347,403
William K. Howenstein.......................................                0
Richard A. Manoogian(2)(3)..................................        8,588,329
John A. Morgan(4)...........................................           11,740
Helmut F. Stern.............................................                0
William T. Anderson.........................................                0
Lee M. Gardner..............................................              800
David B. Liner(2)...........................................           68,268
Timothy Wadhams.............................................           18,000
Brian P. Campbell...........................................              800
All 13 Directors and executive officers of the Company as a
  group
  (excluding subsidiary, divisional and group
  executives)(2)(3)(4)(5)...................................        9,244,114

-------------------------
(1) The only nominee, Director or named executive officer of the Company who beneficially owns one percent or more of Masco Corporation common stock is Mr. Manoogian, who beneficially owns 2.5 percent of Masco Corporation common stock. Directors and executive officers of the Company as a group beneficially own 2.7 percent of Masco Corporation common stock.

(2) Includes unvested restricted stock award shares issued under Masco Corporation's restricted stock incentive plan (188,336 shares for Mr. Hennessey; 569,992 shares for Mr. Manoogian; 8,916 for Mr. Liner; and 826,848 shares for all Directors and executive officers of the Company as a group)and shares which may be acquired before May 15, 1999 upon exercise of stock options (73,262 for Mr. Hennessey; 463,461 shares for Mr. Manoogian; 49,280 shares for Mr. Liner; and 636,525 shares for all Directors and executive officers of the Company as a group). Holders have voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(3) Includes 3,273,800 shares of Masco Corporation common stock owned by charitable foundations for which Mr. Manoogian serves as director. Shares beneficially owned by Mr. Manoogian and by all Directors and executive officers of the Company as a group include in each case 1,429,000 shares of Masco Corporation common stock owned by a trust for which Mr. Manoogian serves as a trustee. The directors of the foundations and the trustees share voting and investment power with respect to the Masco Corporation common stock owned by the foundations and trusts, but Mr. Manoogian disclaims beneficial ownership of such shares.

(4) Includes 1,600 unvested restricted stock award shares issued under Masco Corporation's 1997 Non-Employee Directors Stock Plan and 4,164 shares which may be acquired before May 15, 1999 upon exercise of stock options issued under such Plan. Holders have voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(5) Include 26,802 shares of Masco Corporation common stock owned by a charitable foundation for which one executive officer serves as a director and 29,240 shares of Masco Corporation common stock held by trusts for which certain executive officers serve as trustees. The directors of the foundation and the trustees share voting and investment power with respect to the Masco Corporation common stock owned by the foundation and trusts, but such executive officers disclaim beneficial ownership of such shares.

     Mr. Manoogian may be deemed to be a controlling person of Masco Corporation by reason of his significant ownership of Masco Corporation common stock and his position as a director and executive officer of Masco Corporation.

                              STOCKHOLDER PROPOSAL

     Mr. Richard Dee, 115 East 89th Street, New York, NY 10128, record owner of 2,592 shares of Company Common Stock, has submitted the following proposal:

     "Stockholders of publicly-owned corporations do not 'elect' directors. Directors are selected by incumbent directors and managements -- stockholders merely 'ratify' or approve those selections much as they ratify selections of auditors.

     "The term 'Election of Directors' has been misused in corporate proxy materials for many years to refer to the process by which directors are empowered. The term is not only inappropriate -- it is misleading. WITH NO CHOICE OF CANDIDATES, THERE IS NO ELECTION.

     "Understandably, incumbent directors are anxious to protect their absolute power over corporate activities. The root of that power is control of Corporate Governance -- which is assured by control of board composition. Unfortunately, the 'Elective Process Rights' of stockholders are being ignored.

     "Approval of this Corporate Governance proposal will provide MascoTech stockholders with a choice of director candidates each year -- and an opportunity to vote for those whose qualifications and stated intentions they favor. Its approval will provide stockholders with 'duly elected' representatives.

     "Public officials are duly elected -- and are held accountable. Continuing in office depends upon satisfying constituents, not simply nominators. Corporate directors take office unopposed and answer only to fellow directors.

     "A substantial majority of MascoTech directors are closely allied to Masco Corporation (and its affiliates), as present or past senior officers and directors -- or as suppliers to MascoTech or Masco. Three are also directors of a major privately-owned company controlled by a Masco director.

     "MascoTech and Masco have vastly different stockholder constituencies. It is crucial to bear in mind that what is good for the stockholders of one is not necessarily good for the stockholders of the other.

     "Therefore, as long as MascoTech directors are allowed to select and propose only the number of "candidates" as directorships to be filled, and as long as it is impossible, realistically, for stockholders to utilize their right to nominate and elect directors, no practical means will exist for stockholders to cause director turnover -- until this or a similar proposal is approved. Turnover reduces the possibility of conflicts of interest, such as those that occur regularly -- and provides sources for new ideas and new approaches to problems.

     "It is hereby requested that the Board of Directors promptly adopt a resolution calling upon the Nominating Committee to nominate two candidates for each directorship to be filled by the voting of stockholders at annual meetings. In addition to customary personal background information, Proxy Statements shall include a statement by each candidate as to why he or she believes they should be elected.

     "Although Delaware law enables incumbents to select all nominees, approval of this proposal will permit stockholders to replace any or all directors if they become dissatisfied with them or the results of corporate policies and/or performance. Not a happy prospect even for those able to nominate their possible successors.

     "It is vital that MascoTech stockholders be provided an opportunity to elect a board composed of representatives willing to have their respective qualifications reviewed and weighed carefully by those whose interests they are to serve.

     "PLEASE VOTE FOR THIS PROPOSAL."

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     Your Board of Directors believes that its appropriate role is to provide Company stockholders with a slate of Director candidates whom the Board has determined, in its best judgment and in keeping with its fiduciary duties to stockholders, to be the most qualified to manage the affairs of the Company in a way to further the common interests of our stockholders.

     To fulfill this function, we established a Nominating Committee in 1998 whose responsibility is to identify and consider candidates to serve as Directors of the Company. Stockholders are encouraged to recommend the names of suitable candidates to the Nominating Committee. As we stated in our Proxy Statement for the 1998 Annual Meeting of Stockholders, the Nominating Committee will consider any candidates proposed by stockholders for nomination as Directors.

     In keeping with its role the Nominating Committee has carefully reviewed the qualifications of each candidate prior to nominating such candidate for the position of Director and made its nominations based on the qualifications of each candidate to serve the best interests of the Company. The experience of incumbent Directors and the contributions they make in the service of the Company are important considerations in nominating incumbent Directors for re-election.

     We do not agree with Mr. Dee's statement that a "substantial majority" of the Company's Directors are closely allied to Masco Corporation (and its affiliates). To the contrary, four of the seven Directors of the Company -- a majority of the Board--are not current or former officers or Directors of Masco Corporation and have no other material relationship with Masco Corporation. These unaffiliated Directors also represent all of the members of the Audit Committee and three out of four of the members of the Nominating and Compensation Committees.

     We do not think it is in the interests of stockholders, or consistent with our fiduciary duties, to be required to propose an alternative slate of Directors who are not the Nominating Committee's first choice. The candidates selected by the Nominating Committee are often in demand by other companies seeking proven director talent. We believe that our ability to recruit the best potential candidates would be hurt if we were required to ask such candidates to set aside other available directorships without the assurance that they have in fact been identified as the Nominating Committee's best choice for the Company's Board of Directors and have the full support of the Nominating Committee. Furthermore, we do not believe it is the proper role of the Nominating Committee to foster a political environment in which nominees compete with each other for available directorships.

     The Board of Directors believes the existing process for evaluating potential candidates, including those proposed by Company stockholders, is the most efficient way to present stockholders with qualified

Directors to serve the Company. Because we, your Board of Directors, believe that the current selection process for choosing Directors serves the best interests of stockholders, we urge stockholders to vote AGAINST this proposal.

                          RATIFICATION OF SELECTION OF
                            INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected the independent public accounting firm of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to audit the Company's financial statements for the year 1999, and believes it appropriate to submit its choice for ratification by stockholders.

     PricewaterhouseCoopers has acted as the Company's independent certified public accounting firm since the Company's formation in 1984. It has performed services of an accounting and auditing nature and, from time to time, has provided other consulting services for the Company as well as for Masco Corporation. Representatives of PricewaterhouseCoopers are expected to be present at the meeting, will have the opportunity to make a statement and are expected to be available to respond to appropriate questions. If the selection is not ratified, the Board will consider selecting another public accounting firm as the independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and greater than ten percent stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company copies of all Section 16(a) forms they file.

     Based solely on the Company's review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 are required for those persons, the Company believes that its Directors, officers and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year.

              STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     Stockholders who intend to present a proposal for inclusion in the Company's proxy statement and proxy relating to the 2000 Annual Meeting or at such Meeting must provide written notice of such intent to the Chairman or Secretary of the Company at its address stated in the Notice of Annual Meeting by December 22, 1999. The Company will have the right to exercise discretionary voting authority on any matter presented at the 2000 Annual Meeting that has not been presented to the Company in writing by December 22, 1999.

                               VOTING PROCEDURES

     Stockholders of record (stockholders who hold their shares in their own name) can also give proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. The Company has been advised by counsel that the procedures that have been put in place comply with applicable law. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are included with the enclosed proxy card.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be voted upon at the Meeting. If any other matters properly come before the Meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

                                              By Order of the Board of Directors

                                                      /s/ EUGENE A. GARGARO, JR.

                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary

Taylor, Michigan
April 20, 1999

                                MASCOTECH, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                           AT CORPORATE HEADQUARTERS
                              21001 VAN BORN ROAD
                             TAYLOR, MICHIGAN 48180
                                     [MAP]

FROM DOWNTOWN DETROIT (EAST)
- Take I-94 west to the Pelham Road exit.
- Turn right onto Pelham Road and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate headquarters.

FROM METRO AIRPORT (WEST)
- Take I-94 east to the Pelham Road exit.
- Turn left onto Pelham and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate headquarters.

FROM SOUTHFIELD/BIRMINGHAM (NORTH)
- Take the Southfield Freeway to the Outer Drive/Van Born Road exit.
- Stay on the service drive and proceed to Van Born Road.
- Bear right onto Van Born Road and travel to the corporate headquarters.

FROM TOLEDO (SOUTH)
- Take I-75 north to the Telegraph Road north exit.
- Proceed on Telegraph Road north to Van Born Road.
- Turn right on Van Born Road and proceed to the corporate headquarters.

MASCOTECH, INC.                          VOTE BY TELEPHONE OR INTERNET OR MAIL
                                              24 HOURS A DAY, 7 DAYS A WEEK

------------------------------------           -------------------------------------------       ------------------------------
            TELEPHONE                                            INTERNET                                     MAIL
           800-650-4226                 OR           https://proxy.shareholder.com/msx      OR
------------------------------------           -------------------------------------------       ------------------------------
Use any touch-tone telephone to vote           Use the Internet to vote your proxy.  Have        Mark, sign and date your proxy
your proxy.  Have your proxy card in           your proxy card in hand when you access           card and return it in the
hand when you call. You will be                the website.  You will be prompted to             postage-paid envelope we have
prompted to enter your control number,         enter your control number, located in the         provided.
located in the box below, and then             box below, to create an electronic ballot.
follow the simple directions.

--------------------------------------------------------------------------------
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card.
--------------------------------------------------------------------------------

                                                                                               CALL TOLL-FREE TO VOTE
                                                                                              IT'S FAST AND CONVENIENT
                                                                                                    800-650-4226


                                                                                     ------------------------------------------


                                                                                                 CONTROL NUMBER
                                                                                         FOR TELEPHONE/INTERNET VOTING
                                                                                     ------------------------------------------



                             \/ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \/
------------------------------------------------------------------------------------------------------------------------------------
[  ]                                                                                                       PROXY CARD




(1) Election of Directors     FOR all nominees   [X]        WITHHOLD AUTHORITY to vote    [X]    EXCEPTIONS  [X]
                              listed below                  for all nominees listed below

Class II Directors to hold office until the Annual Meeting of Stockholders in 2002 or until their respective successors are elected and qualified.
Nominees: PETER A. DOW, ROGER T. FRIDHOLM AND FRANK M. HENNESSEY
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT
NOMINEE'S NAME.)

(2) Ratification of the selection of PricewaterhouseCoopers LLP as         (3) Stockholder proposal regarding choice of director
    independent auditors for the Company for the year 1999.                   nominees.

    FOR [X]    AGAINST [X]    ABSTAIN [X]                                      FOR [X]    AGAINST [X]      ABSTAIN [X]

                                                                           (4) In the proxies' discretion upon such other business
                                                                               as may properly come before the meeting.

The shares represented by this Proxy will be voted in accordance with the specifications       CHANGE OF ADDRESS OR  [X]
above. IF SPECIFICATIONS ARE NOT MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL         COMMENTS MARK HERE
NOMINEES, FOR RATIFICATION OF INDEPENDENT AUDITORS, AGAINST THE STOCKHOLDER PROPOSAL AND
IN THE PROXIES' DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                                                                  Please sign exactly as name appears at left.
                                                                  Executors, administrators, trustees, et al. should
                                                                  so indicate when signing. If the signature is for a
                                                                  corporation, please sign the full corporate name
                                                                  by an authorized officer. If the signature is for a
                                                                  partnership, please sign the full partnership name
                                                                  by an authorized person. If shares are registered
                                                                  in more than one name, all holders must sign.

                                                                  Dated:                                       , 1999
                                                                        --------------------------------------


                                                                  -------------------------------------------- (L.S.)
                                                                  Signature

                                                                  -------------------------------------------- (L.S.)
                                                                  Signature

IF VOTING BY MAIL, PLEASE SIGN, DATE AND RETURN THIS PROXY        VOTES MUST BE INDICATED
CARD PROMPTLY IN THE ENCLOSED ENVELOPE.                           (X) IN BLACK OR BLUE INK. [X]



                               PLEASE DETACH HERE
                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
               \/ BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE \/
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

























--------------------------------------------------------------------------------

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 18, 1999
                                MASCOTECH, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned, hereby revoking any Proxy heretofore given, appoints RICHARD A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Company Common Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of MascoTech, Inc. to be held at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 18, 1999, at 2:00 p.m. Eastern daylight time and at any adjournment thereof.

     The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.


                                        (Continued and to be dated and signed on the reverse side.)




                                             MASCOTECH, INC.
                                             P.O. BOX 11275
                                             NEW YORK, N.Y. 10203-0275